Exhibit 10.19

FOUNDER AGREEMENT

THIS FOUNDER AGREEMENT (this “Agreement”) is dated as of November 13, 2024.

BETWEEN :

JAY GIRAUD, an individual residing in the Province of British Columbia

(the “Founder”)

- and -

GRAFITI HOLDING INC., a corporation existing under the laws of British Columbia

(the “Company”)

WHEREAS:

A.	Pursuant to the terms of plan of arrangement (the “Arrangement”) under the laws of the Province of British Columbia effective as at the date hereof, the Founder has received in exchange for and upon the conversion of certain multiple voting shares in the capital of Damon Motors Inc., 10,142 multiple voting shares in the capital of the Company (held directly by the Founder) and 1,381,039 multiple voting shares in the capital of the Company (held indirectly by the Founder as sole shareholder of Lime Dragon Holdings Corp.) (collectively, the “MVS”).

B.	It connection with the Arrangement, the Founder and the Company wish to enter into this Agreement governing certain aspects of the MVS.

C.	The Company is relying on the covenants, representations and warranties of the Founder set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

Unless otherwise specified, all capitalized terms used but not otherwise defined in this Agreement will have the respective meanings ascribed to them in the Articles of the Company as they exist on November 13, 2024, a copy of which are attached hereto as Schedule A.

1.2	Certain Rules of Interpretation

1.2.1	Gender, etc. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing any gender include all genders.

1.2.2	Including. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

1.2.3	Division and Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.4	Articles, Sections, etc. References in this Agreement to an Article or Section are to be construed as references to an Article or Section of this Agreement unless otherwise specified.

1.3	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no representations, warranties or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement.

ARTICLE 2

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1	Representations and Warranties of the Founder

The Founder represents and warrants, as of the date of this Agreement, as follows and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement.

2.1.1	The Founder has all necessary capacity, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

2.1.2	This Agreement has been duly executed and delivered by the Founder and (assuming the due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation, enforceable by the Company against the Founder in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

2.1.3	The Founder is the sole beneficial owner of the MVS, with good and marketable title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any kind.

2.1.4	The Founder has the sole right to sell and vote the MVS, and has the sole power to agree to all of the matters set out in this Agreement with respect to the MVS.

2.1.5	No person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Founder of any of the MVS, or any interest in or right to the MVS, except the Company under this Agreement.

2.1.6	None of the execution and delivery by the Founder of this Agreement or the performance by the Founder of the Founder’s obligations under this Agreement will result in a breach of, be in conflict with or constitute a default under:

2.1.6.1	any agreement or instrument to which the Founder is a party or by which the Founder or any of the Founder’s property or assets is bound;

2.1.6.2	to the knowledge of the Founder, any judgment, decree, order or award of any governmental authority; or

2.1.6.3	to the knowledge of the Founder, any law, statute, ordinance, regulation or rule.

2.1.7	As at the date hereof, the only securities of the Company owned, directly or indirectly, or over which control or direction is exercised, by the Founder are the securities set out next to the Founder’s name on the signature page of this Agreement, and the Founder has no other agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Founder or transfer to the Founder of additional securities.

2.1.8	There are no legal proceedings in progress or pending before any governmental authority or, to the knowledge of the Founder, threatened against the Founder that would adversely affect in any manner:

2.1.8.1	the ability of the Founder to enter into, and to perform its obligations under, this Agreement; or

2.1.8.2	the title of the Founder to any of the MVS.

The representations and warranties of the Founder set out in this Section 2.1 will survive the termination of this Agreement and will continue in full force and effect for the benefit of the Company indefinitely.

2.2	Covenants

The Founder hereby irrevocably covenants and agrees, subject to the terms of this Agreement, as follows:

2.2.1	Agreement to Vote MVS. The Founder will not vote, or will not, directly or indirectly, cause to be voted, more than one-seventh of the number of MVS owned by the Founder, or over which the Founder has voting control, from time to time and at all times:

2.2.1.1	in favour, against or withheld or in any other manner on a vote for the election or removal of one or more directors of the Company, whether at a meeting of the shareholders of the Company or otherwise, except in the case of a vote for the election of directors proposed in any management information circular of the Company, in which case the Founder will be entitled to vote all MVS held by them in favour of the slate of directors proposed in such management information circular; or

2.2.1.2	against any resolution(s) of the shareholders of the Company that is supported by the board of directors of the Company.

2.2.2	Restrictive Covenants. The Founder hereby irrevocably covenants and agrees:

2.2.2.1	not to transfer any MVS, directly or indirectly, other than to Permitted Transferees;

2.2.2.2	not to option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the MVS, or any right or interest in any of the MVS (legal or equitable), to any person (except the Company) or agree to do any of the foregoing;

2.2.2.3	not to grant or agree to grant any proxy, power of attorney or other right to vote the MVS, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind with respect to any of the MVS (except in furtherance of this Agreement);

2.2.2.4	not to make any short sale or engage in any hedging, monetization or derivative transaction with respect to any of the MVS, or enter into any swap or other arrangement that results in the Founder not retaining, in whole or in part, any of the economic consequences of ownership of any of the MVS whether or not such arrangement is cash settled; and

2.2.2.5	not do indirectly that which it may not do directly by the terms of this Section 2.2.2.

ARTICLE 3
MANDATORY CONVERSION

Subject to the terms of this Agreement and the Articles of the Company, all MVS owned or controlled, directly or indirectly, from time to time and at all times, by the Founder shall convert into common shares in the authorize share structure of the Company (the “Common Shares”) as follows:

3.1.1	Ceasing to be an Senior Officer. If at any time after the date hereof the Founder ceases to be a Senior Officer (as defined in the Business Corporations Act (British Columbia) of the Company due to:

3.1.1.1	his voluntary resignation as Chief Executive Officer of the Company; or

3.1.1.2	his termination as an executive officer of the Company for cause (which termination has been confirmed by a court of competent jurisdiction, or in respect of which a claim is not brought within 90 days following such termination)

(together, a “Employment Conversion Event”),

the Founder will, or will cause the Founders’ Permitted Transferees to, elect to convert all MVS owned or controlled, directly or indirectly, by the Founder into fully paid and non- assessable Common Shares at a ratio of one (1) Common Share for one (1) MVS held, subject to adjustment in certain events, such conversion to be effective upon the date on which the Employment Conversion Event first crystalized.

3.1.2	Motorcycle Shipment Conversion Event. Upon and as at the date the Company ships it’s 1,000th motorcycle to a bona fide arm’s length customer (the “Shipment Date”), the Founder will, or will cause the Founders’ Permitted Transferees to, elect to convert all MVS owned or controlled, directly or indirectly, by the Founder into fully paid and non-assessable Common Shares at a ratio of one (1) Common Shares for each one (1) MVS held, subject to adjustment in certain events, such conversion to be effective upon the Shipment Date.

ARTICLE 4
GENERAL

4.1	Capacity as Founder

Despite any other provision in this Agreement, the Company agrees that the Founder is bound under this Agreement solely in the Founder’s capacity as a securityholder of the Company and, if the Founder is a director or officer of the Company, the terms of this Agreement will not bind the Founder in the Founder’s capacity as a director or officer of the Company or prevent the Founder from acting in accordance with the Founder’s fiduciary duties to the Company.

4.2	Termination

4.2.1	This Agreement may be terminated by written agreement of the Company and the Founder.

4.2.2	This Agreement will automatically terminate upon the date on which the Founder, or any permitted transferees, no longer owns or controls, directly or indirectly, any interest in the MVS.

4.2.3	Any termination of this Agreement will not relieve a party from liability for any inaccuracy in or breach of any representation, warranty or covenant in this Agreement before that termination.

4.3	Remedies

The Founder agrees that if this Agreement is breached, or if a breach of this Agreement is threatened, damages would be an inadequate remedy and, therefore, without limiting any other remedy available at law or in equity, the Company will be entitled to an injunction, restraining order, specific performance and other forms of equitable relief without a requirement to post bond or security.

4.4	Time of Essence

Time is of the essence in all respects of this Agreement.

4.5	Severability

Each portion of this Agreement is distinct and severable, and if any portion of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that portion, in whole or in part, will not affect:

4.5.1	the legality, validity or enforceability of the remaining portions of this Agreement, in whole or in part; or

4.5.2	the legality, validity or enforceability of that portion, in whole or in part, in any other jurisdiction.

4.6	Amendment and Waiver

No amendment, discharge, modification, restatement, supplement or waiver of this Agreement or any portion of this Agreement is binding unless it is in writing and executed by the party to be bound. No waiver of, failure to exercise, or delay in exercising, any portion of this Agreement constitutes a waiver of any other portion (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

4.7	Further Assurances

Each party will, at the request of the other party, and without further consideration, execute and deliver any further agreements and documents, take any further actions and provide any further assurances, undertakings and information as may be reasonably required by the requesting party as necessary or desirable to give effect to this Agreement.

4.8	Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either party without the prior written consent of the other party. This Agreement enures to the benefit of and is binding upon the parties and their respective heirs, executors, administrators, estate trustees, trustees, personal or legal representatives, successors and permitted assigns.

4.9	Counterparts and Electronic Signatures

This Agreement may be executed and delivered by the parties in one or more counterparts, each of which will be an original, and each of which may be delivered by e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

4.10	No Contra Proferentem

This Agreement has been reviewed by each party’s professional advisors and revised during the course of negotiations between the parties. Each party acknowledges that this Agreement is the product of their joint efforts, that it expresses their agreement, and that, if there is any ambiguity in any of its provisions, no rule of interpretation favouring one party over another based on authorship will apply.

4.11	Independent Legal Advice

The Founder acknowledges that:

4.11.1	it has received or had the opportunity to receive independent legal advice with respect to the terms of this Agreement before its execution; and

4.11.2	it has read this Agreement, understands it, and agrees to be bound by its terms and conditions.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the parties has executed and delivered this Agreement as of the date first noted above.

GRAFITI HOLDING INC.

Per:	/s/ Melanie Figueroa
	Name:	Melanie Figueroa
	Title:	Director

/s/ Bal Bhullar		/s/ Jay Giraud
Witness:		JAY GIRAUD
Name:	Bal Bhullar

OWNERSHIP OF TARGET SECURITIES

CLASS OF SECURITIES	NUMBER OF SECURITIES

Multiple Voting Shares	10,142 [1]

Multiple Voting Shares	1,381,039 [2]

1.	Multiple Voting Shares held directly by the Founder.

2.	Multiple Voting Shares held indirectly by the Founder as sole shareholder of Lime Dragon Holdings Corp.

SCHEDULE A
ARTICLES